UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to Sec. 240.14a-12

Brocade Communications Systems, Inc.

(Name of Registrant as Specified In Its Charter)

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Brocade Communications Systems, Inc. 130 Holger Way, San Jose, CA 95134 www.brocade.com

To the Stockholders of Brocade Communications Systems, Inc.:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Brocade Communications Systems, Inc. (“Brocade” or the “Company”) to be held on April 12, 2011, at 3:00 p.m. Pacific Time, at our corporate offices located at 130 Holger Way, San Jose, California 95134. At the Annual Meeting, we will ask you to consider the following proposals:

•	To elect three directors;

•	To approve the non-binding advisory resolution regarding executive compensation;

•	To approve the non-binding advisory resolution regarding the frequency of the non-binding vote on executive compensation; and

•	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 29, 2011.

Stockholders of record as of February 18, 2011 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Dave House	Michael Klayko
Chairman of the Board	Chief Executive Officer

Brocade Communications Systems, Inc. 130 Holger Way, San Jose, CA 95134 www.brocade.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 12, 2011

On April 12, 2011, Brocade Communications Systems, Inc. will hold its 2011 Annual Meeting of Stockholders at 3:00 p.m. Pacific Time. The meeting will be held at Brocade’s corporate offices located at 130 Holger Way, San Jose, California 95134 for the following purposes:

•	to elect John Gerdelman, Glenn Jones and Michael Klayko as directors;

•	to approve the non-binding advisory resolution regarding executive compensation;

•	to approve the non-binding advisory resolution regarding the frequency of the non-binding vote on executive compensation;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 29, 2011; and

•	to transact such other business that may properly come before the meeting or at any adjournment or postponement thereof.

More information about these business items is described in the proxy statement accompanying this notice. Any of the above matters may be considered at the Annual Meeting at the date and time specified above or at an adjournment or postponement of such meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is counted at the meeting, please vote as soon as possible.

For Brocade’s Board of Directors,

Tyler Wall
Vice President, General Counsel and
Corporate Secretary

San Jose, California

February 23, 2011

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD OR VOTING INSTRUCTION CARD AS INSTRUCTED OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, VOTING INSTRUCTION CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

BROCADE COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

Brocade’s Board of Directors (the “Board”) is providing these proxy materials to you for use in connection with the 2011 Annual Meeting of Stockholders to be held on April 12, 2011 at 3:00 p.m. Pacific Time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at our offices located at 130 Holger Way, San Jose, California 95134. Stockholders of record as of February 18, 2011 (the “Record Date”) are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.

The Notice of Internet Availability (the “Notice”) was first mailed on or about February 28, 2011 to stockholders of record as of the Record Date, and these proxy solicitation materials combined with the Annual Report on Form 10-K for the fiscal year ended October 30, 2010, including financial statements, were first made available to you on the Internet, on or about February 28, 2011. Our principal executive offices are located at 130 Holger Way, San Jose, California 95134, and our telephone number is (408) 333-8000. We maintain a website at www.brocade.com. The information on our website is not a part of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND OUR ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	To vote on the following proposals:

•	to elect John Gerdelman, Glenn Jones and Michael Klayko as directors;

•	to approve the non-binding advisory resolution regarding executive compensation;

•	to approve the non-binding advisory resolution regarding the frequency of the non-binding vote on executive compensation; and

•	to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 29, 2011.

To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q:	How does the Board of Directors recommend I vote on these proposals?

A:	The Board recommends a vote:

•	FOR the election of John Gerdelman, Glenn Jones and Michael Klayko as directors;

•	FOR the proposal on the non-binding advisory resolution regarding executive compensation;

•	FOR the vote every two years in the non-binding advisory resolution regarding the frequency of the non-binding vote regarding executive compensation; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 29, 2011.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:

Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of the Record Date. Instructions on how to access the proxy materials over the

Internet or to request a printed copy by mail may be found on the Notice. In addition, the Notice provides information on how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Who is making this solicitation?

A:	This proxy is being solicited on behalf of Brocade’s Board of Directors.

Q:	Who is entitled to vote at the meeting?

A:	Stockholders Entitled to Vote. Stockholders who our records show owned shares of Brocade as of the close of business on the Record Date may vote at the Annual Meeting. On the Record Date, we had a total of 471,379,760 shares of Brocade common stock (“Common Stock”) issued and outstanding, which were held of record by approximately 1,377 stockholders and no shares of preferred stock were outstanding. Each share of Common Stock is entitled to one vote. The stock transfer books will not be closed between the Record Date and the date of the Annual Meeting.

Registered Stockholders.    If your shares are registered directly in your name with Brocade’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by Brocade. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Q:	Can I attend the meeting in person?

A:	You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of the Record Date. In addition, you must also present a form of photo identification acceptable to us, such as a valid driver’s license or passport.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	request us to send our future proxy materials to you by mail or by email.

By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

Q:	How can I vote my shares?

A:	Registered Stockholders: Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number on the Notice and follow the recorded instructions; or

•	By Internet. Access Brocade’s secure website registration page through the Internet, as identified on the Notice, and follow the instructions.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 PM Eastern Time on April 11, 2011.

Street Name Stockholders:    If your shares are held by a broker, bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

Street name stockholders may generally vote by one of the following methods:

By Mail.    If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope;

By Methods Listed on Voting Instruction Card.    Please refer to your voting instruction card or other information provided by your bank, broker or other holder of record to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the record holder; or

In Person With a Proxy from the Record Holder.    A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her bank or brokerage firm. Please consult the voting instruction card provided to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Q:	If I submit a proxy, how will it be voted?

A:	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the Annual Meeting. To revoke your proxy instructions and change your vote if you are a holder of record, you must (i) attend the Annual Meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive office (130 Holger Way, San Jose, California 95134) in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions (which must be received prior to the Annual Meeting) or (iv) vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy covering my shares?

A:	You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the record holder of the shares giving you the right to vote the shares.

Q:	What quorum is required for the Annual Meeting?

A:	At the Annual Meeting, the presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Q:	How are votes counted?

A:	Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the three director nominees and one vote on each other matter.

Each director is elected by a majority of the votes cast at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), except in the case of a contested election. If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, incumbent directors are required to submit a resignation of their directorships in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for re-election and the Board accepts the resignation. In the event of a contested election in accordance with our bylaws, as amended (“Bylaws”), directors shall be elected by the vote of a plurality of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Approval of the advisory resolution on executive compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote. For purposes of the proposal regarding the frequency of the non-binding vote on executive compensation, the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. However, because each of these is an advisory vote, the result will not be binding on the Company’s Board or the Company. The Board and/or subcommittee of the Board will consider the outcome of the vote when determining how often the Company should submit to stockholders an advisory vote to approve the compensation of its named executive officers included in the Company’s proxy statement.

The ratification of independent registered public accountants requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Q:	What are broker non-votes?

A:	Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors, an advisory vote on executive compensation and an advisory vote on the frequency of holding an advisory vote on executive compensation.

Q:	Who will tabulate the votes?

A:	Brocade has designated a representative of Wells Fargo Shareowner Services as the Inspector of Election who will tabulate the votes.

Q:	Who pays for the proxy solicitation process?

A:	Brocade will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained Alliance Advisors to assist with the solicitation for an estimated fee of $5,500, plus reasonable out-of-pocket expenses. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our Bylaws, as applicable. In order for a stockholder proposal to be included in our proxy statement and form of proxy relating to the meeting for our 2012 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposal must be received by us no later than October 31, 2011. If a stockholder intends to submit a proposal that is not intended to be included in our proxy statement, or a nomination for director for our 2012 Annual Meeting of Stockholders, the stockholder must give us notice in accordance with the requirements set forth in our Bylaws no later than the 45th day and no earlier than the 75th day prior to the anniversary of the mailing of the proxy statement for the 2011 Annual Meeting. If the date of the 2012 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than 90 days prior to the 2012 Annual Meeting and no later than the later of (i) the 60th day prior to the date of the 2012 Annual Meeting or (ii) the 10th day following the date on which public announcement of the date of the 2012 Annual Meeting is first made by Brocade. Our Bylaws require that certain information and acknowledgments with respect to the proposal or the nominee, applicable, and the stockholder making the proposal or the nomination be set forth in the notice. Our Bylaws have been publicly filed with the SEC and can also be found on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Q:	What should I do if I get more than one proxy or voting instruction card?

A:	Stockholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate Notices for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all of the Notices you receive relating to our Annual Meeting to ensure that all of your shares are voted.

Q:	How do I obtain a separate set of proxy materials or request a single set for my household?

A:	We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

If you wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033. If any stockholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may call our Investor Relations group at 408-333-4000 or write to Investor Relations, Brocade Communications Systems, Inc., 130 Holger Way, San Jose, CA 95134. They may also send an email to our Investor Relations Group at investor-relations@brocade.com. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033, if you have lost your stock certificate or need to change your mailing address.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors is presently composed of nine members: Judy Bruner, Renato (Renny) A. DiPentima, Alan L. Earhart, John W. Gerdelman, David L. House, Glenn C. Jones, Michael Klayko, L. William Krause, and Sanjay Vaswani. Mr. House serves as Chairman of the Board of Directors. The Board of Directors has determined that each of the directors other than Mr. Klayko is an independent director within the meaning set forth in the NASDAQ listing rules and as required by the rules and regulations of the SEC, as currently in effect. There are no family relationships between any director and an executive officer.

The Board of Directors held six meetings during fiscal year 2010. The Board also acted three times by unanimous written consent. Each director attended at least 75% of the aggregate number of meetings of our Board of Directors and the committees on which such director served during fiscal year 2010.

Information About the Directors and Nominees

The Board of Directors was previously divided into three classes, with each class serving for a three-year term. Beginning with our 2011 annual meeting, director nominees that are elected will serve for a one-year term until the next annual meeting of stockholders. Set forth below is information regarding our directors and the nominees as of January 20, 2011:

Name	Age	Position	Director Since
Class I Directors whose terms expire at the 2012 Annual Meeting
Judy Bruner	52	Director	2009
David L. House	67	Chairman	2004
L. William Krause	68	Director	2004
Class II Directors whose terms expire at the 2013 Annual Meeting
Renato (Renny) A. DiPentima	70	Director	2007
Alan L. Earhart	67	Director	2009
Sanjay Vaswani	51	Director	2004
Class III Directors whose terms expire at the 2011 Annual Meeting
John W. Gerdelman	58	Director	2007
Glenn C. Jones	65	Director	2006
Michael Klayko	56	CEO and Director	2005

Business Experience and Qualifications of Directors

Nominees — Terms Would Expire at the 2012 Annual Meeting if Elected at the Upcoming Annual Meeting

John W. Gerdelman has served as a director since January 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. Since January 2004, Mr. Gerdelman has been the Chairman of Intelliden Corporation, a company he co-founded that provides software solutions that enable networks to operate more intelligently by automating network change management and enforcing business policy in network operations. From April 2002 to December 2003, Mr. Gerdelman was the Chief Executive Officer for Metromedia Fiber Networks. From January 2000 until March 2002, Mr. Gerdelman worked with several new ventures as Managing Member of Mortonsgroup LLC. From April 1999 to December 1999, he served as the President and CEO of USA.NET. From 1986 until 1999, Mr. Gerdelman held various positions with MCI Communications Corporation in Sales, Marketing, Sales Operations, Network Operations and Information Technology, including President of the Network and Information Technology Division and served as CEO of Long Lines Limited, a startup call center company, and currently serves as a director and president. Before joining MCI, Mr. Gerdelman was with Baxter Travenol Corporation in Sales Operations and served in the U.S. Navy as a Naval Aviator. Mr. Gerdelman also currently serves as a director of the following public companies: Sycamore Networks, Inc., an optical switching company, Proxim Wireless Corporation (formerly, Terabeam Corporation), a broadband provider, and Owens & Minor, Inc., a national distributor of medical and surgical supplies and healthcare supply-chain management. During the last five years, he also previously served as a director for the following public company: APAC Customer Services, Inc. He received his B.S. degree in chemistry from the College of William and Mary, where he now serves on the Board of Visitors.

Mr. Gerdelman’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, his service on other public company boards and committees, and his more than four years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Glenn C. Jones has served as a director since April 2006. Mr. Jones has served as a business consultant to technology companies since 1998. Mr. Jones previously served as Chief Financial Officer of Cirrus Logic, Inc. as well as Chief Financial Officer of PMC-Sierra, Inc. Prior to these public company roles, he was Chief Financial Officer for Metaphor Computer Systems, Inc., a privately held company, and served as General Manager of Metaphor’s computer systems business which was acquired by IBM Corporation. He also was the founding Chief Financial Officer and Vice President of Operations for Gain Computer Systems, which was acquired by Sybase Corp. Mr. Jones, a Certified Public Accountant, received a B.S. degree in accounting from the University of Illinois and an M.B.A. from Golden Gate University.

Mr. Jones’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, and his more than four years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Michael Klayko has served as our Chief Executive Officer and as a director since January 2005. Prior to that, he served as Vice President, Worldwide Sales from May 2004 until January 2005. From April 2003 until May 2004, Mr. Klayko served as Vice President, Worldwide Marketing and Support, and from January 2003 until April 2003, he was Vice President, OEM Sales. From May 2001 to January 2003, Mr. Klayko was Chief Executive Officer and President of Rhapsody Networks, a privately held technology company acquired by Brocade. From December 1998 to April 2001, Mr. Klayko served as Executive Vice President of McDATA Corporation. From March 1995 to November 1998, Mr. Klayko was Senior Vice President for North American Sales at EMC Corporation, a provider of information storage systems products. Mr. Klayko also held various executive sales and marketing positions at Hewlett-Packard Company and IBM Corporation. Mr. Klayko received a B.S. degree in electronic engineering from Ohio Institute of Technology, in Columbus, Ohio.

Mr. Klayko’s more than 30 years of experience in the technology and data networking industries, his executive leadership and management experience in the those same industries and his more than six years of service as Chief Executive Officer and a director of Brocade make him an invaluable member of our Board of Directors. Mr. Klayko’s qualifications for membership on the Board of Directors also include his vision of innovation and expertise in technology, economic competitiveness and tax reform policies that have led him to serve as Vice Chair of the Silicon Valley Leadership Group, a non-profit entity that focuses on issues and policy which affect companies in the Silicon Valley, and also serve on the board of the Tech Museum in Silicon Valley.

Directors with Terms Continuing After the Annual Meeting

Class II Directors — Terms Expire at the 2013 Annual Meeting

Renato (Renny) A. DiPentima has served as a director since January 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. Dr. DiPentima is the retired President and Chief Executive Officer of SRA International, a provider of technology and strategic consulting services and solutions, where he served from January 2005 until March 2007. From November 2003 to January 2005, he served as SRA’s President and Chief Operating Officer. Prior to that, Dr. DiPentima served as Senior Vice President and President of SRA’s consulting and systems integration division since the division’s formation in January 2001. From July 1997 to January 2001, he served as President of SRA’s government sector, overseeing government business, projects, and contracts. From July 1995 to July 1997, Dr. DiPentima served as Vice

President and as SRA’s Chief Information Officer. Prior to joining SRA, Dr. DiPentima held several senior management positions in the U.S. federal government, most recently serving as deputy commissioner for systems at the Social Security Administration, from May 1990 to June 1995. During the last five years, Dr. DiPentima also previously served as a director for the following public company: SRA International, Inc. Dr. DiPentima also serves on several governmental and corporate advisory boards. Dr. DiPentima received a B.A. degree from New York University, an M.A. degree from George Washington University and a Ph.D. degree from the University of Maryland. He has also completed the program for Senior Managers at the John F. Kennedy School of Government at Harvard University.

Mr. DiPentima’s years of executive leadership and management experience in the high technology industry, his service on other public company boards and committees, and his more than four years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Alan L. Earhart has served as a director since February 2009. Mr. Earhart served as a member of the Board of Directors of Foundry Networks, Inc. from August 2003 until December 2008 when Foundry was acquired by Brocade. From 1970 until he retired in 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office. Mr. Earhart also currently serves as a director for the following public companies: Rovi Corporation (formerly Macrovision Solutions Corporation) and NetApp, Inc. (formerly Network Appliance, Inc.). During the last five years, Mr. Earhart also previously served as a director for the following public companies: Quantum Corporation and Monolithic Power Systems, Inc. Mr. Earhart received a B.S. degree in accounting from the University of Oregon.

Mr. Earhart’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, his service on other public company boards and committees, and his more than seven years of combined service as a director of Foundry and Brocade make him an invaluable member of our Board of Directors.

Sanjay Vaswani has served as a director since April 2004. Mr. Vaswani has been a managing partner of the Center for Corporate Innovation, Inc., a professional services firm, since 1990. From 1987 to 1990 he was with McKinsey & Company. Prior to that, Mr. Vaswani was employed by Intel Corporation. Mr. Vaswani serves as a director of Blue Star Infotech Ltd., an Indian publicly traded software services firm. Mr. Vaswani earned a B.A. degree from the University of Texas at Austin and an M.B.A. degree from the Wharton School of Business at the University of Pennsylvania.

Mr. Vaswani’s years of executive leadership and management experience in the high technology industry, his service on other public company boards, and his more than six years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Class I Directors — Terms Expire at the 2012 Annual Meeting

Judy Bruner has served as a director since January 2009. Ms. Bruner has been the Executive Vice President, Administration and Chief Financial Officer of SanDisk Corporation, a supplier of flash storage products, since June 2004. Ms. Bruner served as Senior Vice President and Chief Financial Officer of Palm, Inc., a provider of handheld computing and communications solutions, from September 1999 until June 2004. Prior to Palm, Inc., Ms. Bruner held financial management positions with 3Com Corporation, Ridge Computers and Hewlett-Packard Company. Ms. Bruner holds a B.A. degree in economics from the University of California, Los Angeles and an M.B.A. degree from Santa Clara University.

Ms. Bruner’s years of executive leadership and management experience in the high technology industry, her experience in the finance and accounting fields, and her more than two years of service as a director of Brocade make her an invaluable member of our Board of Directors.

David L. House has served as a director since 2004 and as the Chairman of our Board of Directors since December 2005. From January 2005 through December 2005, he served as Executive Chairman of the Board. Mr. House served as Chairman and Chief Executive Officer of Allegro Networks, a privately held provider of voice data and broadband services, from January 2001 until April 2003. Prior to that, he served as President of Nortel Networks Corp. from August 1998 until August 1999. Mr. House joined Nortel Networks Corp. when it was merged with Bay Networks, Inc., where he served as Chairman of the Board, President and Chief Executive Officer from October 1996 until August 1998. Mr. House served in senior management positions at Intel Corporation for 23 years. During the last five years, Mr. House also previously served as a director for the following public company: Credence Systems Corporation. Mr. House received a B.S.E.E. degree from Michigan Technological University and an M.S.E.E. degree from Northeastern University.

Mr. House’s years of executive leadership and management experience in the high technology industry and his more than seven years of service as a director of Brocade make him an invaluable member of our Board of Directors.

L. William Krause has served as a director since 2004. Mr. Krause has been President of LWK Ventures, a private investment firm since 1991. In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, from April 2002 to September 2006 and as Chief Executive Officer from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc. which he guided through Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as director for the following public companies: Coherent, Inc., a leading supplier of Photonic-based systems, CommScope Inc., a networking infrastructure company and Core-Mark Holdings, Inc., a distributor of packaged consumer goods. During the last five years, Mr. Krause also previously served as a director for the following public companies: Sybase, Inc., Packeteer, Inc. and TriZetto Group, Inc. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary Doctorate of Science from The Citadel.

Mr. Krause’s years of executive leadership and management experience in the high technology industry, his service on other public company boards and committees, and his more than six years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Committees of the Board of Directors

The Board of Directors has the following standing committees: Audit, Compensation, Nominating and Corporate Governance, and Corporate Development. The Board of Directors has adopted a written charter for each of these committees, copies of which can be found on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. In addition, the Board of Directors had established a Special Litigation Committee, which was dissolved effective May 31, 2010. The Board of Directors has determined that all members of each committee of the Board of Directors are independent under the applicable rules and regulations of NASDAQ and the SEC, as currently in effect, except Mr. Klayko, who serves as Chairman of our Corporate Development Committee.

The following chart details the membership of each standing committee as of January 20, 2011 and the number of meetings each committee held in fiscal year 2010.

Name of Director	Audit	Compensation	Nominating & Corporate Governance	Corporate Development
Judy Bruner	M
Renato A. DiPentima		M	M
Alan L. Earhart	M
John W. Gerdelman	M			M
David L. House		M	M	M
Glenn C. Jones	C
Michael Klayko				C
L. William Krause		M	C
Sanjay Vaswani		C	M
Number of Meetings in Fiscal 2010	14	13	5	3

M = Member

C = Chair

Audit Committee

The Audit Committee oversees our accounting, financial reporting and audit processes; appoints, determines the compensation of, and oversees, the independent registered public accountants; pre-approves audit and non-audit services provided by the independent registered public accountants; reviews the results and scope of audit and other services provided by the independent registered public accountants; reviews the accounting principles and practices and procedures used in preparing our financial statements; oversees the Company’s internal audit function; and reviews our internal controls.

The Audit Committee works closely with management and our independent registered public accountants. The Audit Committee also meets with our independent registered public accountants without members of management present, on a quarterly basis, following completion of our independent registered public accountants’ quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent registered public accountants to approve the annual scope and fees for the audit services to be performed.

The Nominating and Corporate Governance Committee has determined that each of Ms. Bruner and Messrs. Earhart, Jones and Gerdelman is an “audit committee financial expert” as defined by SEC rules, as currently in effect.

The Audit Committee Report is included in this proxy statement on page 52. A copy of the Audit Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance Section of our investor relations webpage.

Compensation Committee

The Compensation Committee has overall responsibility for (i) overseeing the Company’s compensation and benefits policies generally; (ii) overseeing, evaluating and approving executive officer and director compensation plans, policies and programs; and (iii) reviewing, and discussing with management, the Compensation Discussion and Analysis section of the Company’s annual proxy statement and preparing the Compensation Committee Report that is required by Securities and Exchange Commission rules to be included in the Company’s annual proxy statement.

The Compensation Committee Report is included herein on page 41. A copy of the Compensation Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (i) considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; (ii) develops and recommends governance principles applicable to Brocade; (iii) oversees the evaluation of the Board of Directors and management from a corporate governance perspective; and (iv) reviews Brocade’s reporting in documents filed with the SEC to the extent related to corporate governance.

A copy of the Nominating and Corporate Governance Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Stockholder Recommendations.    The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations submitted for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to the attention of our Corporate Secretary re: stockholder director recommendation. In addition, procedures for stockholder direct nomination of directors are discussed in the section titled “Questions and Answers about the Proxy Materials and our Annual Meeting,” and are discussed in detail in our Bylaws, a copy of which is available on the SEC’s EDGAR website at www.sec.gov as Exhibit 3.2 to our Form 8-K filed with the SEC on April 13, 2010 and on the investor relations section of our website at www.brocade.com.

Director Qualifications.    The Nominating and Corporate Governance Committee does not have any specific, minimum qualifications that must be met by a Nominating and Corporate Governance Committee-recommended nominee, but uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors, including, among others, independence, diversity, skills and experience. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values. A director should have broad experience at the policy-making level in business, government, education, technology or public interest. A director should be committed to enhancing stockholder value and should have sufficient time to carry out his or her duties, and to provide insight and practical wisdom based on their past experience. A director’s service on other boards of public companies should be limited to a number that permits him or her, given his or her individual circumstances, to perform responsibly his or her director duties, but no director should serve on more than four additional public company boards. Each director must represent the interests of Brocade stockholders.

Identification and Evaluation of Nominees for Directors.    The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and

Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

In addition to the foregoing, effective following the 2008 Annual Meeting of Stockholders, we implemented majority voting for directors. As a condition to re-nomination, incumbent directors are required to submit a resignation of their directorships in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a sufficient number of votes for re-election at the meeting of stockholders, as described in the Company’s Bylaws, as amended, and the Board accepts the resignation.

Corporate Development Committee

The Corporate Development Committee works with management to review, consider and consult on potential strategic investment transactions that are consistent with the Company’s strategy. The Corporate Development Committee has the authority to approve certain transactions; and for certain other transactions, the Corporate Development Committee submits a recommendation to the Board of Directors for its consideration.

A copy of the Corporate Development Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2010, Messrs. DiPentima, House, Krause and Vaswani served as members of the Compensation Committee. No member of the Compensation Committee during fiscal 2010 was an officer or employee of Brocade. In addition, no member of the Compensation Committee or executive officer of Brocade served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders although directors are encouraged to attend annual meetings of Brocade stockholders. All members of the Board of Directors attended the 2010 Annual Meeting of Stockholders, either in person or via teleconference.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by submitting an email to investor-relations@brocade.com or by writing to us at Brocade Communications Systems, Inc., Attention: Investor Relations, 130 Holger Way, San Jose, California 95134. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify. All communications will be reviewed by the General Counsel or Vice President of Investor Relations. All appropriate business-related communications as reasonably determined by the General Counsel or Vice President of Investor Relations will be forwarded to the Board of Directors or, if applicable, to the individual director.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for Principal Executive and Senior Financial Officers (the “Code of Ethics”), which applies to our Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions. The Code of Ethics is posted on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. Brocade will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions and relates to certain elements of the Code of Ethics, including the name of the officer to whom the waiver was granted, on our website at www.brocade.com, on our investor relations webpage.

Board Leadership and Role in Risk Oversight

The Board of Directors believes in the value of an independent board of directors. Currently, eight of the nine members of the Board of Directors are independent. This includes all members of the Audit Committee, the Compensation Committee, and the Nomination and Corporate Governance Committee. Brocade’s Chairman of the Board of Directors is also independent and maintains a separate role from the Chief Executive Officer. The Board believes this structure enables the Board to benefit from enabling the Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman to focus on Board process and governance matters. The independent members of the Board of Directors also meet regularly without management present.

Brocade believes that risk is inherent in innovation and the pursuit of long-term growth opportunities. Brocade’s management is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of Brocade’s risk management. With the oversight of the Board of Directors, Brocade has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value. As an example of one such program, Brocade has implemented an enterprise risk management (“ERM”) program to identify, assess, govern and manage risks and Brocade’s response to those risks. The structure of the ERM program includes quarterly reviews by members of senior management. The Audit Committee receives regular reports on ERM. In addition, as part of the overall risk oversight framework, other committees of the Board of Directors also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Compensation Committee oversees compensation-related risk management, as discussed further under “Compensation Discussion and Analysis” on page 40.

Director Compensation

The following tables provide information about the compensation earned by non-employee directors who served during the 2010 fiscal year.

2010 Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash	Option Awards(1)	Restricted Stock Unit Awards(2)		Total
Judy Bruner	$59,000	$46,460(3)	$63,200	(3)	$168,660
Renato A. DiPentima	$85,750	$46,460(3)	$63,200	(3)	$195,410
Alan Earhart	$60,000	$46,460(3)	$63,200	(3)	$169,660
John W. Gerdelman	$86,250	$46,460(3)	$63,200	(3)	$195,910
David L. House	$100,500	$70,210(4)	$63,200	(4)	$233,910
Glenn C. Jones	$75,000	$46,460(3)	$63,200	(3)	$184,660
L. William Krause	$71,000	$46,460(3)	$63,200	(3)	$180,660
Sanjay Vaswani	$74,000	$46,460(3)	$63,200	(3)	$183,660

(1)	These amounts reflect the grant date fair value as computed under FASB ASC Topic 718 for awards of options granted during fiscal 2010 and do not reflect the actual amounts earned. For additional information, see Note 14 of our financial statements in the Form 10-K for the year ended October 30, 2010, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2010, see the notes in our financial statements in the Form 10-K for the respective year.

(2)	This column represents the grant date fair value as computed under FASB ASC Topic 718 for awards of restricted stock units granted during fiscal 2010 and do not reflect the actual amounts earned.

(3)	During fiscal 2010, each of Ms. Bruner and Messrs. DiPentima, Earhart, Gerdelman, Jones, Krause and Vaswani received an option award for 20,000 shares of common stock on April 12, 2010 with a grant date fair value of $46,460 and a restricted stock unit award for 10,000 shares of common stock with a grant date fair value of $63,200.

(4)	During fiscal 2010, Mr. House received an option award for 20,000 shares of common stock on April 12, 2010 with a grant date fair value of $46,460; and an option award for 7,500 shares of common stock on April 12, 2010 with a grant date fair value of $23,750. Mr. House also received a restricted stock unit award on April 12, 2010 for 10,000 shares of common stock with a grant date fair value of $63,200.

Cash Compensation.    Our directors play a critical role in guiding the Company’s strategic direction and overseeing the management of the Company. The increased demand for qualified and talented public company directors requires that we provide adequate incentives for our directors’ continued performance and participation. Each non-employee member of a committee of the Board received in fiscal 2010 the fees as set forth below for his or her service on the Board and each committee of the Board (as of February 18, 2011, there have been no changes to director compensation fees for fiscal 2011 from fiscal 2010):

Fiscal Year 2010
Annual retainer for serving as a Board member	$30,000
Chairman of the Board	$30,000
Audit Committee Chair*	$25,000
Audit Committee member	$10,000
Compensation Committee Chair*	$15,000
Compensation Committee member	$7,000
Nominating/Governance Committee Chair*	$10,000
Nominating/Governance Committee member	$5,000
Corporate Development Committee Chair*	$10,000
Corporate Development Committee member	$5,000
* A chair person who is not an independent director is not entitled to receive member fee.

Additional fees per Board and committee meeting:
In person	$1,000
By telephone	$1,000

Members of the Company’s Special Litigation Committee, a special committee authorized to, among other things, evaluate and resolve the claims asserted in the Company’s litigation related to the stock options back dating, were each entitled to receive an annual retainer of $25,000 and fees of $1,000 per meeting (subject to a maximum of $12,000 in any month). The Special Litigation Committee met two times in fiscal 2010. The Special Litigation Committee was comprised of Renato DiPentima and John Gerdelman. Effective May 31, 2010, the Board of Directors dissolved the Special Litigation Committee.

Effective May 31, 2010, the Board of Directors agreed to suspend for one year the annual member retainers for the members of the Corporate Development Committee but will continue to pay meeting fees.

We are also authorized to reimburse directors for expenses in connection with attendance at meetings.

Equity Compensation.    Non-employee directors also participated in the Company’s 2009 Director Plan (the “2009 Director Plan”), which provide for automatic option grants and awards of restricted stock units (each an “RSU”) to directors for their service to the Company. Only non-employee directors may participate in the Director Plan. The 2009 Director Plan became effective as of our 2009 Annual Meeting of Stockholders when it was approved by our stockholders.

Under the 2009 Director Plan, each non-employee director is entitled to receive the following automatic, non-discretionary grants of options:

Initial grant upon joining the Board(1)	50,000 shares
Automatic grant at each annual stockholders meeting(2)(3)	20,000 shares

(1)	Vests as to 1/3rd of the shares annually and fully vested on the 3rd anniversary of the date of grant.

(2)	Vests fully on the earlier of the one year anniversary of the date of grant or the next annual stockholders meeting.

(3)	At the first (and only the first) Annual Meeting after a non-employee director first becomes an director, such director will receive at such Annual Meeting, a proportionate amount of the annual option grant (in lieu of the full annual option grant) based on the fiscal quarter in which such director was appointed.

All options have a term of 7 years under the 2009 Director Plan. The exercise price of options granted under the 2009 Director Plan is 100 percent of the fair market value of the Common Stock, as determined by reference to the closing sales price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on the date of grant.

In addition to the grants above, the Chairman of the Board was and is entitled to receive an automatic grant at each annual stockholders meeting of an option to purchase 7,500 shares of Common Stock under the Company’s 2009 Stock Plan (the “2009 Stock Plan”). The option has an exercise price equal to 100 percent of the fair market value of the Common Stock as determined by reference to the closing sales price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on the date of grant, has a term of 7 years and vests as to 1/4th of the shares each quarter, commencing on the 3rd anniversary of the date of grant and will be fully vested on the fourth anniversary of each grant.

In the event of a change in control as defined under the 2009 Director Plan, and if the option is not assumed or substituted in the applicable transaction, each option granted under the 2009 Director Plan becomes fully vested and exercisable. In such event, the option holder shall be notified that the option will be fully exercisable for a period of 30 days from the date of the notice. Upon expiration of the 30-day period, the option shall terminate. If the option is assumed or substituted, and the option holder’s status as a director of Brocade or the successor corporation, as applicable, is terminated other than upon a voluntary resignation by such option holder, the option shall be accelerated and become fully exercisable with respect to all shares.

Options granted under the 2009 Director Plan may be exercised within 3 months following the date a director’s board service terminates, or within 12 months if termination of service was due to death or disability, but only to the extent that the director was entitled to exercise the option on the date of termination. If an option is not exercised within such 3 or 12-month time period, as applicable, the option shall terminate. In any event, a director may not exercise any option later than the expiration of the applicable term.

Under the 2009 Director Plan, each non-employee director is entitled to receive the following automatic, non-discretionary awards of RSUs (in addition to the grant of options described above):

Initial grant upon joining the Board(1)	15,000 RSUs
Automatic grant at each annual stockholders meeting(2)(3)	10,000 RSUs

(1)	Vests as to 1/3rd of the shares annually and fully vested on the 3rd anniversary of the date of grant.

(2)	Vests fully on the earlier of the one year anniversary of the date of grant or the next annual stockholders meeting.

(3)	At the first (and only the first) Annual Meeting after a non-employee director first becomes an director, such director will receive at such Annual Meeting, a proportionate amount of the annual RSU award (in lieu of the full annual RSU award) based on the fiscal quarter in which such director was appointed.

An RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of common stock and is settled in stock. Each RSU represents an unfunded and unsecured obligation of the Company. The 2009 Director Plan requires settlement of earned restricted stock units to be made as soon as practicable after the date set forth in the award agreement evidencing the terms and conditions of the grant. On the participant’s termination as a director, all unvested RSUs will be forfeited to the Company.

Non-employee director cash and equity compensation is determined by the Compensation Committee. Independent, outside consultants meet with and provide recommendations of the form and amounts of compensation for non-employee directors to the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 18, 2011 as to (i) each person who is known by us to own beneficially more than 5% of our outstanding Common Stock, (ii) each of the executive officers and other persons named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o Brocade Communications Systems, Inc., 130 Holger Way, San Jose, California 95134.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Franklin Resources, Inc.(3) One Franklin Parkway San Mateo, CA 94403-1906	48,077,564	10.20%
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	24,837,847	5.27%
Judy Bruner(5)	70,833	*
Richard Deranleau(6)	870,214	*
Renato DiPentima(7)	200,826	*
Alan L. Earhart(8)	107,757	*
John W. Gerdelman(9)	306,875	*
Tejinder (TJ) Grewal(10)	1,000,692	*
David L. House(11)	237,500	*
Glenn Jones(12)	180,000	*
Michael Klayko(13)	3,697,044	*
L. William Krause(14)	195,230	*
Sanjay Vaswani(15)	211,000	*
Tyler Wall(16)	543,048	*
Ian Whiting(17)	644,442	*
All Directors and Executive Officers as a group (13 persons)(18)	8,265,461	1.75%

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by such person. The number of shares beneficially owned includes Common Stock that such individual has the right to acquire as of February 18, 2011 or within 60 days thereafter, including through the exercise of stock options.

(2)	Percentage of beneficial ownership is based upon 471,379,760 shares of Common Stock outstanding as of February 18, 2011. For each named person, this percentage includes Common Stock that the person has the right to acquire either currently or within 60 days of February 18, 2011, including through the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3)	Information based on Schedule 13G/A filed with the SEC on February 10, 2011.

(4)	Information based on Schedule 13G/A filed with the SEC on February 3, 2011.

(5)	Includes stock options to purchase 58,333 shares of Common Stock exercisable as of February 18, 2011 or within 60 days thereafter.

(6)	Includes stock options to purchase 558,231 shares of Common Stock exercisable as of February 18, 2011 or within 60 days thereafter.

(7)	Includes stock options to purchase 165,000 shares of Common Stock exercisable as of February 18, 2011 or within 60 days thereafter.

(8)	Includes stock options to purchase 53,330 shares of Common Stock exercisable as of February 18, 2011 or within 60 days thereafter.

(9)	Includes stock options to purchase 213,375 shares of Common Stock exercisable as of February 18, 2011 or within 60 days thereafter.

(10)	Includes stock options to purchase 991,145 shares of Common Stock exercisable as of February 18, 2011 or within 60 days thereafter.

(11)	Includes stock options to purchase 187,500 shares of Common Stock exercisable as of February 18, 2011 or within 60 days thereafter.

(12)	Includes stock options to purchase 160,000 shares of Common Stock exercisable as of February 18, 2011 or within 60 days thereafter.

(13)	Includes stock options to purchase 2,768,941 shares of Common Stock exercisable as of February 18, 2011 or within 60 days thereafter. Includes 22,889 shares indirectly owned by daughter.

(14)	Includes stock options to purchase 175,000 shares of Common Stock exercisable as of February 18, 2011 or within 60 days thereafter.

(15)	Includes stock options to purchase 190,000 shares of Common Stock exercisable as of February 18, 2011 or within 60 days thereafter.

(16)	Includes stock options to purchase 455,103 shares of Common Stock exercisable as of February 18, 2011 or within 60 days thereafter.

(17)	Includes stock options to purchase 510,572 shares of Common Stock exercisable as of February 18, 2011 or within 60 days thereafter.

(18)	Includes stock options to purchase 6,486,530 shares of Common Stock exercisable as of February 18, 2011 or within 60 days thereafter.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine directors that were previously divided into three classes, each of which was elected for a three year term: three Class I directors (whose terms expire in 2012), three Class II directors (whose terms expire in 2013) and three Class III directors (whose current terms expire in 2011). At our 2010 annual meeting, our stockholders approved a proposal to declassify our board of directors and provide for annual elections of directors. Accordingly, each of the directors elected at the 2011 annual meeting will be elected for a one year term expiring at the 2012 annual meeting. At the 2012 annual meeting, each of the directors elected (as well as directors elected at the 2011 annual meeting whose terms are expiring) will be elected for a one year term and in 2013 and thereafter, all directors will be elected for a one year term. Terms of directors elected prior to this 2011 annual meeting will not be shortened.

Nominees

The Nominating and Corporate Governance Committee of the Board of Directors recommended, and the Board of Directors approved, John Gerdelman, Glenn Jones and Michael Klayko as nominees for election at the Annual Meeting to the Board of Directors. If elected, John Gerdelman, Glenn Jones and Michael Klayko will serve as directors until our annual meeting in 2012, and until a successor is qualified and elected or until his or her earlier resignation or removal. Each of the nominees is currently a director of the Company. Please see “Nominees — Terms Would Expire at the 2012 Annual Meeting if Elected at the Upcoming Annual Meeting” on page 7 of this Proxy Statement for information concerning our incumbent directors standing for re-election.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of John Gerdelman, Glenn Jones and Michael Klayko. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

Vote Required

Provided a quorum is present, directors are elected by a majority of the votes cast at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), except in the case of a contested election. If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, incumbent directors are required to submit a resignation from the Board in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for re-election and the Board accepts the resignation. In the event of a contested election in accordance with our Bylaws, directors shall be elected by the vote of a plurality of the votes cast.

Abstentions and broker non-votes will have no effect on the election of directors.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of each of John Gerdelman, Glenn Jones and Michael Klayko.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for Brocade and our stockholders. This proposal provides Brocade’s stockholders with the opportunity to cast an advisory vote on executive compensation.

The core of Brocade’s executive compensation philosophy and practice continues to be based on a pay-for-performance philosophy. Brocade’s executive officers are compensated in a manner consistent with Brocade’s strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional details on Brocade’s executive compensation, including Brocade’s compensation philosophy and objectives and the 2010 compensation of the named executive officers.

The following highlights key aspects of executive compensation with respect to our named executive officers in fiscal year 2010:

•	Approximately 55% to 63% of total compensation is variable and tied to achievement of internal performance targets or Company stock price performance compared to the Nasdaq-100 index;

•	Base salaries in fiscal year 2010 were maintained at their 2009 levels;

•

The Company’s performance was below internal performance targets that resulted in funding (the “Corporate Performance Multiplier” described below in the Compensation Discussion and Analysis) for the annual cash incentive plan at 67.4% of the target level;

•

The Company granted long-term equity awards that link the interests of our executives with those of our shareholders. Specifically, these awards include performance-based Market Stock Units (MSUs), which are earned based on a comparison of the Company’s stock price performance to the Nasdaq-100 index over a 2-year performance period;

•	Executive officers are not entitled to any tax gross-up treatment on any severance or change-of-control benefits;

•	Change-of-control benefits are based on a double-trigger philosophy, i.e., requiring a change-of-control plus a qualifying termination of employment before benefits are paid;

•

Brocade’s compensation programs were reviewed by the Compensation Committee and determined not to create inappropriate or excessive risk that is likely to have a material adverse effect on the Company;

•	Brocade’s overall burn rate for fiscal year 2010 was 3.5%, well below industry guidelines recommended by Institutional Shareholder Services (ISS) and others; and

•	Brocade’s overhang trended down in fiscal year 2010, as further discussed in the following paragraph.

In addition, in January 2011, the Compensation Committee, with the assistance of an independent compensation consulting firm, reviewed Brocade’s compensation policies and practices and determined that Brocade’s compensation policies and practices do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company.

Based on the above, we request that stockholders approve the compensation of Brocade’s named executive officers as described pursuant to the disclosure rules of the Securities and Exchange Commission pursuant to the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion, is hereby APPROVED.

Vote Required

The affirmative vote of a majority of the shares of Brocade common stock present or represented by proxy and voting at the annual meeting is required for approval of this proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends that stockholders vote “FOR” Proposal Two.

PROPOSAL THREE:

ADVISORY VOTE ON FREQUENCY OF RESOLUTION ON EXECUTIVE COMPENSATION

As described in Proposal Two above, Brocade’s stockholders are being provided the opportunity to cast an advisory vote on Brocade’s executive compensation program. The advisory vote on executive compensation described above is referred to as a “say-on-pay vote.”

This Proposal Three provides our stockholders the opportunity to cast an advisory vote on how often Brocade should include a say-on-pay vote in its proxy materials for future annual stockholder meetings (or special stockholder meeting for which Brocade must include executive compensation information in the proxy statement for that meeting). Under this Proposal Three, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

Brocade believes that say-on-pay votes should be conducted every two years for the following reasons:

•

A substantial portion of executive compensation is in the form of long-term equity awards with performance periods of 2 or more years. Biennial votes will provide stockholders sufficient time to evaluate the effectiveness of such long-term compensation strategies and related business outcomes of Brocade.

•

Biennial votes will provide Brocade with the time to thoughtfully consider the results of the say-on-pay votes, respond to stockholders sentiments and implement changes. The Compensation Committee generally implements changes to executive compensation practices each November/December and any change implemented applies to the following year. Accordingly, a change made in year one would be effective in year two, and Brocade and our stockholders would see the results from those changes most likely in year two or three.

•

In contrast, annual votes would not allow for changes to Brocade’s compensation program to be in place long enough to evaluate whether the changes were effective and may unduly disrupt longer-term compensation strategies tied to Company performance.

Vote Required

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. As an advisory vote, the vote on Proposal Three is not binding on us. However, the Board of Directors and/or subcommittee of the Board of Directors value the opinions of our stockholders, and will consider the outcome of the vote when setting the frequency of the advisory vote on executive compensation.

The Board recommends that stockholders vote on Proposal Three to hold say-on-pay votes EVERY TWO YEARS (as opposed to every year or every three years).

PROPOSAL FOUR:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected KPMG LLP as our independent registered public accountants for the fiscal year ending October 29, 2011 and recommends that stockholders vote for ratification of such selection. Although ratification by stockholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the stockholders. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of Brocade and its stockholders.

KPMG LLP has audited our consolidated financial statements annually since it was first appointed in fiscal year 2002. We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed by KPMG LLP during Fiscal Years 2010 and 2009

	Fiscal Year
	2010		2009
Audit Fees	$1,871,000		$2,132,343
Audit-Related Fees	250,978		784,100
Tax Fees	—		67,817
All Other Fees	—		—

Total	$2,121,978	(1)	$2,984,260	(1)

(1)	Reflects the fees billed by KPMG and approved by Brocade with respect to services performed for the audit and other services for the applicable fiscal year.

“Audit Fees” consisted of fees for the audit of our annual financial statements, including audited financial statements included in our annual report on Form 10-K, review of the financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdiction, the preparation of an annual “management letter” on internal control matters and assurance services provided in connection with the assessment and testing of internal controls with respect to Section 404 of the Sarbanes-Oxley Act of 2002.

“Audit-Related Fees” consisted of assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

“Tax Fees” consisted of professional services rendered by KPMG LLP for tax compliance and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

Pre-approval Policy. The Audit Committee has established a policy governing our use of KPMG LLP for non-audit services. Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. The Audit Committee pre-approves certain Audit and Audit-Related Services, subject to certain fee levels. Any proposed services that are not a type of service that has been pre-approved or that exceed pre-approval cost levels require specific approval by the Audit Committee in advance. The Audit Committee periodically reviews the lists of pre-approved service types set forth in the policy. In fiscal years 2010 and 2009, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” that were billed by KPMG LLP were approved by the Audit Committee in accordance with SEC requirements.

The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by KPMG LLP is compatible with maintaining their independence.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of KPMG LLP as our independent registered public accountants for fiscal year 2011. Abstentions will have the effect of a vote “against” the ratification of KPMG LLP as our independent registered public accountants. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors, on behalf of the Audit Committee, recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP as Brocade’s independent registered public accountants for the fiscal year ending October 29, 2011.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive and certain key officers as of January 20, 2011.

Name	Age	Position
Michael Klayko	56	Chief Executive Officer and Director
Richard Deranleau	52	Vice President, Finance and Chief Financial Officer
Tejinder (TJ) Grewal	43	Vice President, Corporate Development
Tyler Wall	45	Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Ian Whiting	46	Senior Vice President, Worldwide Sales

Michael Klayko has served as our Chief Executive Officer and as a director since January 2005. Prior to that, he served as Vice President, Worldwide Sales from May 2004 until January 2005. From April 2003 until May 2004, Mr. Klayko served as Vice President, Worldwide Marketing and Support, and from January 2003 until April 2003, he was Vice President, OEM Sales. From May 2001 to January 2003, Mr. Klayko was Chief Executive Officer and President of Rhapsody Networks, a privately held technology company acquired by Brocade. From December 1998 to April 2001, Mr. Klayko served as Executive Vice President of McDATA Corporation. From March 1995 to November 1998, Mr. Klayko was Senior Vice President for North American Sales at EMC Corporation, a provider of information storage systems products. Mr. Klayko also held various executive sales and marketing positions at Hewlett-Packard Company and IBM Corporation. Mr. Klayko received a B.S. degree in electronic engineering from Ohio Institute of Technology, in Columbus, Ohio.

Richard Deranleau has served as our Chief Financial Officer since May 2006 and as Vice President of Finance since November 2005. Mr. Deranleau served as our interim Chief Financial Officer from December 2005 until May 2006. He held the title Controller and Treasurer from May 2003 until December 2005. From 1992 to May 2003, Mr. Deranleau served in various management positions for Polycom, Inc., including Vice President of Finance and Treasurer from January 2001 to May 2003. Prior to Polycom, Mr. Deranleau held various accounting and finance positions at Tandem Computers and Coopers & Lybrand, LLC. Mr. Deranleau received a B.S. degree in economics from Iowa State University, an M.B.A. from San Jose State University, and is a Certified Public Accountant.

Tejinder (TJ) Grewal has served as Vice President, Corporate Development since August 2004, and is responsible for developing and managing strategic Brocade corporate initiatives, including mergers and acquisitions, key business initiatives and strategic investments. From 1999 through August 2004, Mr. Grewal worked with McKinsey & Company, where he advised software, semiconductor, and consumer hardware clients as part of the company’s High Technology Practice. Prior to joining McKinsey, he was a senior manager in Ernst & Young’s technology practice. Mr. Grewal received an M.B.A. from McMaster University and a B.A. from York University, both in Canada.

Tyler Wall has served as Vice President and General Counsel since June 2005 and as Corporate Secretary and Chief Compliance Officer since July 2005. Prior to joining Brocade, from February 2000 until June 2005, he served as Vice President and General Counsel of Chordiant Software, Inc., an enterprise software applications corporation, where he was also Corporate Secretary from January 2004 until June 2005. From 1998 to February 2000, he served as Chordiant’s Director of Legal Affairs. Prior to joining Chordiant, Mr. Wall worked at Oracle Corporation, a provider of database and application software, where he served as Corporate Counsel for the commercial licensing and distribution group. Mr. Wall received a B.S. degree in economics from University of Utah, a J.D. from Santa Clara University School of Law, and an M.B.A. from Santa Clara University School of Business.

Ian Whiting has served as Senior Vice President, Worldwide Sales since March 2010. Prior to that, Mr. Whiting served as our Senior Vice President, Worldwide Sales & Marketing since January 2009, Vice

President and General Manager, Data Center Infrastructure (DCI) since November 2007 and as our Vice President, Worldwide Sales & Services since May 2005. From 2003 to May 2005, Mr. Whiting served as Vice President of EMEA and Latin America, and from 2001 through 2002, as Executive Director of Partner Sales for EMEA. Prior to joining Brocade in 2001, he was Director of Compaq Storage Works EMEA. Mr. Whiting received a bachelor’s degree in French and German from the University College Swansea, an M.A. in European Business Studies from Cranfield School of Management, and a diploma of marketing from the Chartered Institute of Marketing in Maidenhead, United Kingdom.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Summary

Business Performance

Brocade provides comprehensive data networking solutions to organizations across the globe. For fiscal year 2010, Brocade reported annual revenues of $2.09 billion, compared to $1.95 billion in fiscal year 2009, which represented year-over-year growth of 7.2%. Because Brocade acquired Foundry Networks, Inc. in December 2008 (i.e., during Q1 of Brocade’s 2009 fiscal year), Brocade’s fiscal year 2009 results do not include a full twelve months of revenue related to the Foundry business. Brocade also reported diluted earnings per share (EPS) of $0.25 on a GAAP basis and $0.53 on a non-GAAP basis for fiscal year 2010, which represented an improvement compared to fiscal year 2009. In fiscal year 2009, Brocade reported a loss of ($0.20) diluted EPS on a GAAP basis and $0.25 diluted EPS on a non-GAAP basis.

Pay for Performance Philosophy

Our executive compensation program is based on an overarching pay-for-performance philosophy. We aim to provide compensation and benefit levels that will attract, retain, and motivate a highly talented executive team, while seeking to ensure that the compensation provided to our executives is linked to shareholder value. The table below illustrates the relationship between our CEO’s compensation over our last five fiscal years and our indexed total shareholder return for those same five years.

Notes:

•	The chart above reflects the grant date fair value of equity awards as disclosed in Brocade’s proxy statements.

•

TSR (Total Shareholder Return) is calculated based on the closing stock price on the date of the fiscal year end per Yahoo finance. The indexed TSR represents the percentage change over the 2006 fiscal year end price of $8.11.

Summary of 2010 Executive Compensation

While annual revenues for fiscal year 2010 represented an all-time high for the Company, the Company’s financial performance did not meet the internal targets set by management and the Company’s Board of Directors. As a result, compensation for the Company’s Named Executive Officers (NEOs), which, as noted above, is largely driven by a pay-for-performance philosophy, was below target compensation levels.

The following lists key compensation matters for fiscal year 2010 with respect to our Named Executive Officers:

•	Approximately 55% to 63% of total compensation is variable and tied to achievement of internal performance targets or Company stock price performance compared to the Nasdaq-100 index;

•	Base salaries in fiscal year 2010 were maintained at their 2009 levels;

•

The Company’s performance was below internal performance targets that resulted in funding (the “Corporate Performance Multiplier” described below in the Compensation Discussion and Analysis) for the annual cash incentive plan at 67.4% of the target level; and

•

The Company granted long-term equity awards that link the interests of our executives with those of our shareholders. Specifically, these awards include performance-based Market Stock Units (MSUs), which are earned based on a comparison of the Company’s stock price performance to the Nasdaq-100 index over a 2-year performance period.

Other Important Matters

In addition to the compensation details provided above and discussed further below, other important details are as follows:

•	Executive officers are not entitled to any tax gross-up treatment on any severance or change-of-control benefits;

•	Change-of-control benefits are based on a double-trigger philosophy, i.e., requiring a change-of-control plus a qualifying termination of employment before benefits are paid;

•

Brocade’s compensation programs were reviewed by the Compensation Committee (the “Committee”) and determined not to create inappropriate or excessive risk that is likely to have a material adverse effect on the Company;

•	Brocade’s overall burn rate for fiscal year 2010 was 3.5%, well below industry guidelines recommended by Institutional Shareholder Services (ISS) and others; and

•	Brocade’s overhang trended down in fiscal year 2010, as further discussed in the following paragraph.

Overhang is a quotient, the numerator of which is generally calculated as the number of outstanding options and equity awards, and the denominator of which is the total number of outstanding shares. Because the Company’s acquisition of Foundry Networks, Inc. in December 2008 was structured as an all-cash transaction, the number of outstanding options and equity awards (the numerator in the overhang calculation) increased significantly due to the Company’s assumption of outstanding equity awards held by employees of Foundry Networks, without a corresponding increase in the total number of outstanding shares of the combined company (the denominator in the overhang calculation). As a result, the Company’s overhang increased from approximately 12% to 28% from 2008 to 2009. Had the acquisition been structured using equity, or a combination of equity-and-cash, the total number of outstanding shares of the combined company would have increased and the impact to the Company’s overhang calculation would have been less significant. Brocade’s overhang fell year-over-year from approximately 28% in 2009 to approximately 23% in 2010.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the 2010 compensation program for our principal executive officer, our principal financial officer, and the three executive officers included in the Summary Compensation Table on page 42, who were the most highly compensated executive officers of the Company during fiscal 2010 (the “Named Executive Officers” or “NEOs”). During fiscal 2010, these individuals were:

•	Michael Klayko, Chief Executive Officer;

•	Richard Deranleau, Vice President, Finance and Chief Financial Officer;

•	Tejinder Grewal, Vice President, Corporate Development;

•	Tyler Wall, Vice President, General Counsel and Corporate Secretary; and

•	Ian Whiting, Senior Vice President, Worldwide Sales.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2010 as well as key changes for the Company’s 2011 executive compensation program. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Committee arrived at the specific compensation decisions for our executive officers, including our NEOs, for fiscal 2010, including the key factors that the Committee considered in determining their compensation.

This Compensation Discussion and Analysis is divided into the following sections:

•	Our executive compensation philosophy and objectives;

•	The governance of our executive compensation program;

•	Our fiscal 2010 compensation components and decisions for our NEOs;

•	Other compensation policies; and

•	Tax and accounting considerations.

Executive Compensation Philosophy and Objectives

Compensation Philosophy

As noted above, our executive compensation program is based on an overarching pay-for-performance philosophy. Generally, the types of compensation and benefits provided to the NEO’s are also provided to other officers reporting to the Chief Executive Officer.

Compensation Objectives

Consistent with our philosophy, we designed our executive compensation program to achieve the following primary objectives:

•	Provide compensation and benefit levels that will attract, retain, and motivate a highly talented executive team within the context of responsible cost management;

•	Establish a direct link between the Company’s financial results and individual/team performance and compensation; and

•	Align the interests and objectives of our executives with those of our stockholders by linking executive equity awards to shareholder value creation.

Compensation Mix

Consistent with the Company’s pay-for-performance philosophy and compensation objectives, a significant portion of executive compensation is variable and performance-based. The key elements of executive compensation are:

•	Performance-based Market Stock Units (MSUs), which are earned based on a comparison of the Company’s stock price performance to the Nasdaq-100 index;

•	Annual Cash Incentive Targets, which are tied to internal Company performance targets for revenue, operating income and other factors;

•	Service-based Restricted Stock Units (RSUs), which vest based on continued employment and also reflect the value of the Company’s stock price; and

•	Base Salaries.

The target pay mix for our NEOs during fiscal 2010 reflects our pay-for-performance philosophy and can be illustrated as follows:

NOTE: The Cash Incentive Target amounts represent target annual cash incentive awards based on fiscal 2010 base salary and specified target incentive percentages in effect during the year, subject to Company performance metrics. The long-term equity incentives include performance-based market stock units (Performance Shares) and service-based restricted stock units (RSUs) based, in each case, on their grant date fair values.

We also provide our NEOs with (i) health and welfare benefits on substantially the same terms and conditions as they are provided to most of our other employees, and (ii) severance and change-in-control protection.

Competitive Positioning

The Committee’s philosophy of maintaining compensation programs that are competitive includes a balance between aggressively hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure. The Committee does not establish a specific target percentile for the target compensation of our NEOs (i.e., we do not engage in “benchmarking” as that term is commonly used). When setting the amount of each compensation component for the NEO’s, the Committee considers the following factors:

•	The Company’s performance relative to its peer group.

•	The Company’s performance against financial goals and objectives established by the Committee and Board of Directors at the beginning of the year.

•	Each individual NEO’s skills, experience, and qualifications relative to other similarly-situated executives at companies in the Company’s peer group.

•	The scope of the NEO’s role compared to other similarly-situated executives at companies in the Company’s peer group.

•

The performance of each individual NEO, is based on a subjective assessment of his or her contributions to the Company’s overall performance, ability to lead his or her business unit or function, work as part of a team, and reflect the Company’s core values.

•	The compensation practices of the Company’s peer group and the positioning of each NEO’s compensation in a ranking of peer compensation.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for an executive officer. No single factor above is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

For purposes of comparing our executive compensation against the competitive market, the Committee utilizes a peer group of 19 high-technology companies. The companies in the peer group were selected on the basis of their similarity to the Company in size (as determined by revenue, market capitalization, net income, and employee base), business strategy and industry. The Committee reviews the Company’s peer group at least annually and makes adjustments to its composition, taking into account changes in both the Company’s business and the businesses of the companies in the peer group.

The fiscal 2010 peer group was as follows:

• ADC Telecommunications	• Juniper Networks	• Polycom

• BMC Software	• KLA-Tencor	• Synopsys

• Broadcom	• Lam Research	• Tellabs

• Cadence Design System	• LSI	• Teradyne

• Citrix Systems	• NetApp	• Trimble Navigation

• Imation	• Novellus Systems	• VMware

• JDS Uniphase

To analyze the compensation practices of the peer group companies, Compensia, Inc. (“Compensia”) gathered data from public filings and from Radford’s High-Technology Executive Survey database. This peer group data was then used as a reference point to assess the Company’s current compensation levels for the Committee in the course of its deliberations on compensation forms and amounts.

Governance of Our Executive Compensation Program

Role of the Compensation Committee

The purpose of the Committee is to discharge the Board of Directors’ responsibilities relating to the compensation of our executive officers and directors. The Committee has overall responsibility for (i) overseeing the Company’s compensation and benefits policies, (ii) overseeing, evaluating, and approving executive officer and director compensation plans, policies, and programs, and (iii) evaluating our CEO’s performance and establishing his compensation. With respect to the Company’s CEO, the Committee sets, and with respect to the NEOs, (other than the CEO), the Committee reviews and approves their:

•	Annual base salaries;

•	Annual incentive compensation;

•	Long-term incentive compensation;

•	Employment agreements (including severance and change-in-control arrangements); and

•	Other compensation, perquisites, or special benefit items, if any.

Management Interaction with Committee

In carrying out its responsibilities, the Committee works with members of our management team, including our CEO. The management team assists the Committee by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The Committee solicits and reviews management’s (including the CEO’s) recommendations and proposals with respect to annual cash compensation adjustments, long-term equity incentive awards, program structures, and other compensation-related matters (other than for the CEO). The Committee uses management’s recommendations and proposals as one of many factors in making compensation decisions for the Company’s executive officers.

Compensation Review Cycle

The Committee reviews and monitors the base salary levels of our executive officers, including our NEOs, as well as their annual cash incentive opportunities and equity awards each year in the fall, or more frequently as warranted. Adjustments are generally effective at the beginning of the fiscal year. Each quarter the Committee reviews Company performance and the corresponding projected payouts under the executive cash incentive plan and equity grants, including performance-based awards.

Use of External Advisors

Beginning in fiscal 2006, the Committee engaged Compensia to provide the Committee with information, recommendations, and other advice relating to executive compensation. Compensia serves at the discretion of the Committee and regularly meets with the Committee, both with and without management present. Compensia’s fees and expenses for the services provided to the Committee for fiscal year 2010 totaled $161,485.

In fiscal 2010, Compensia regularly participated in Committee meetings and provided assistance to the Committee, including:

•	A review and analysis related to our executive officers’ base salary, annual cash incentive compensation, and long-term incentive compensation levels and plan structures for fiscal 2010 and 2011;

•	A review of our historical equity utilization practices; and

•

Preparation of “tally sheets” which the Committee reviewed to ensure that it had a comprehensive view of our executive officers’ compensation arrangements, including cash compensation (fixed and variable), long-term equity incentive compensation (past awards and the current and projected values of these awards), and post-employment obligations (severance and change-of control-benefits).

Compensia did not provide any other services beyond advising on executive compensation matters to the Company in fiscal 2010.

Fiscal 2010 Compensation Components and Decisions for NEOs

The primary elements of our executive compensation program are:

•	Base salary;

•	Annual cash incentives; and

•	Long-term equity incentives.

Base Salary

Base salary represents the most basic, fixed portion of our executive officers’ compensation and is an important element of compensation intended to retain and motivate highly talented executive officers. The Committee reviews the base salaries of our executive officers, including our NEOs, annually, taking into consideration Compensia’s market analyses and salary adjustment recommendations for our executive officers (including our CEO), and the factors described under “Competitive Positioning” above. Adjustments, if any, are based on an individual’s current and expected future performance, pay relative to the competitive market, and internal equity.

In December 2009, the Committee reviewed the base salaries of our executive officers based on the considerations described above and, given the challenging economic environment, no adjustments to base salaries for our NEOs were made during fiscal 2010.

Executive	Title	Beginning Fiscal 2009 Base Salary	Fiscal 2010 Base Salary (Effective 11/1/09)	Total Percentage Increase
Michael Klayko	CEO	$750,000	$750,000	0%
Richard Deranleau	VP, Finance and CFO	$400,000	$400,000	0%
Tejinder Grewal	VP, Corporate Development	$330,000	$330,000	0%
Tyler Wall	VP, General Counsel	$330,000	$330,000	0%
Ian Whiting	Sr VP, Worldwide Sales	$400,000	$400,000	0%

Annual Cash Incentives (Executive Leadership Plan)

For fiscal 2010, the Committee reviewed the structure of the annual cash incentive plan and determined that a renewed focus on growth was appropriate, particularly with respect to the Company’s Ethernet business, as well as a continued focus on profitability. The Committee also determined that the impact of above target performance on cash incentive payouts should be moderated compared to the fiscal 2009 cash incentive plan. In fiscal 2010, only our NEOs participated in the Executive Leadership Plan (ELP), which is the Company’s short-term cash incentive plan.

The objectives of the Executive Leadership Plan are to:

•	Drive revenue growth and operating income achievement so that the senior leaders of the organization are focused on these critical business outcomes and expense management;

•	Drive execution of operating plan and strategic financial objectives; and

•	Reward executives proportional to how well Brocade meets these objectives.

Amounts paid under the ELP are contingent upon the achievement of the above performance goals as approved by the Company’s Board of Directors.

In fiscal 2010, the annual cash incentive award payouts under the ELP were determined using the following formula.

Bonus Payout = (Corporate Performance Multiplier1) x (Individual Performance Multiplier2) x (Annual Incentive Target %) x (Annual Salary)

The Corporate Performance Multiplier

•	Utilizes the following weighting: 75% on non-GAAP operating income[3] performance metrics and 25% on revenue performance metrics;

•

Participants must achieve minimum operating income performance of 80% of target operating income before any awards are paid (i.e., achieving threshold operating income serves as a gate for all payments under the ELP);

•	Assuming threshold operating income is achieved, funding/payouts are calculated independently for each of the operating income and revenue metrics;

•	Participants must achieve minimum revenue performance of 80% of target revenue to be entitled to earn any portion of the revenue metric;

•	If Company performance is between the threshold and target there is a loss of 2 percentage points of payout per each percentage point below target (e.g., 80% performance would mean a payout of 60%);

•

If Company performance is above target there is a gain of 3 percentage points of payout per each percentage point above target (e.g., 125% performance would mean a payout of 175%) (previously performance above target resulted in a gain of 4 percentage points of payout per percentage point of performance); and

•	Plan payouts are uncapped.

Individual Performance Percentage

At the beginning of fiscal 2010, our CEO and each of the other NEOs completed a performance contract. The Performance Contract outlined Company and functional specific goals and objectives for each such NEO for the fiscal year. The CEO reviewed and approved the performance contracts of his direct reports (including each

[1]

The Corporate Performance Multiplier is based on the following performance metrics and weighting: (a) non-GAAP operating income performance with a 75% weighting, and (b) revenue performance with a 25% weighting.

[2]

The Individual Performance Multiplier is based on individual performance relative to achieving individual performance and departmental goals and may range from 90-100%. The Individual Performance Multiplier is not applicable to the CEO, whose bonus payout is entirely based on non-GAAP operating income and revenue performance.

[3]

Non-GAAP operating income performance excludes certain gains or losses and benefits or costs consistent with the Company’s reporting of non-GAAP financial performance on a quarterly basis. The Company’s reporting of financial performance on a quarterly basis includes a detailed reconciliation with GAAP financial measures.

of the other NEOs). The Compensation Committee reviewed the Performance Contracts at the beginning of the fiscal year and reviewed them again prior to the determination of the 2010 Annual Cash Incentive Awards.

Following the end of the fiscal year, the CEO conducted a subjective evaluation of the individual performance of each executive officer (including each of the NEOs) against goals previously set in the NEO’s respective performance contracts. Both achievement against goals and relative performance between peers is applied to finalize scores. Each NEO was assigned a percentage performance rating based on his performance for the year that could range from 90% - 100%. Thus, the subjective assessment of each NEO’s performance could reduce the ELP award payout by up to 10%. The Committee reviewed and approved the percentage performance rating determined by the CEO for each executive officer (including each of the NEOs other than the CEO). This figure is the individual performance percentage in the formula above.

Since our CEO has responsibility for all aspects of our business, we have not assigned him a separate individual performance percentage. His award under the ELP is determined solely on the basis of the operating income and revenue multiplier percentages and his target annual cash incentive opportunity.

Annual Incentive Target Percentage

For 2010, the Committee determined not to make any changes to the annual incentive target percentages for our NEOs (as a percentage of base salary) from 2009 levels. The annual incentive target percentage opportunity for the CEO is 150% of base salary, 100% of base salary for Mr. Whiting and 75% of base salary for the other NEOs.

2010 Annual Cash Incentive Award Determinations

In fiscal 2010, targets under the ELP were intended to be achievable, but only with significant effort. We experienced modest operational success as measured by our financial performance against our business plan. Fiscal year 2010 non-GAAP operating income was $443 million, representing 3.8% growth over fiscal year 2009 and revenue was $2,094 million, representing 7.2% growth over fiscal year 2009.

•	FY10 actual non-GAAP operating income was 81.8% of target, which resulted in a 63.5% operating income performance for the formula above

•	FY10 actual revenue was 89.5% of target, which resulted in a 79.0% revenue performance for the formula above

Thus, the Corporate Performance Multiplier, or plan funding amount, was 67.4% [(63.5% x 75%) + (79% x 25%)]. Each NEO’s actual payout was determined and calculated based on their individual performance score and their target incentive bonus amount as described above. The target Individual Performance Multiplier score range was from 90%-100% however, the actual Individual Performance Multiplier scores were between 95%-100%.

As an example, the Bonus Payout for Richard Deranleau (VP, Finance and CFO) was calculated as follows (subject to rounding for presentation purposes): Corporate Performance Multiplier [(non-GAAP operating income 63.5% x 75%) + (Revenue 79.0% x 25%)] x Individual Performance Multiplier [100%] x Annual Incentive Target percentage [(75%] x Annual Salary [$400K] = $202,230

Change to Annual Cash Incentive Plan for Fiscal 2011

During fiscal 2010, the Committee reviewed the structure of the annual cash incentives and determined that while continuing to focus on profitability was important an even greater focus on revenue growth was appropriate. Accordingly, for fiscal 2011, after consultation with management and Compensia, the Committee modified the weightings in the annual cash incentive structure in the following ways:

•	The weighting of the revenue component has been increased to 60% (or 66-2/3% for the CEO), reflecting the Company’s focus on growth;

•	The weighting of the operating income component is 30% (or 33-1/3% for the CEO), reflecting the Company’s continued focus on profitability; and

•

The weighting of the individual component is 10% (or 0% for the CEO, whose annual cash incentive compensation is entirely tied to revenue and operating income targets), and can now be scored to reflect under-performance (down to 0% of the target 10%) and over-performance (up to 110% of the target 10%).

Cash Compensation

The following table summarizes the target and actual cash compensation paid to the Company’s NEOs in fiscal year 2010, including annual cash incentives and base salary.

			Annual Cash Incentive
Named Executive Officer	Title	Base	Target %	Target Incentive $	Actual Incentive $	Total Cash Comp
Michael Klayko	CEO	$750,000	150%	$1,125,000	$758,363	$1,508,363
Richard Deranleau	VP, Finance and CFO	$400,000	75%	$300,000	$202,230	$602,230
Tejinder Grewal	VP, Corporate Development	$330,000	75%	$247,500	$166,840	$496,840
Tyler Wall	VP, General Counsel	$330,000	75%	$247,500	$166,840	$496,840
Ian Whiting	Sr VP, Worldwide Sales	$400,000	100%	$400,000	$256,158	$656,158

Long-Term Equity Incentives

The Committee believes that long-term equity incentives should focus our executive officers on stockholder value creation through long-term Company performance, as well as motivate them and retain their services in a competitive job market by providing significant long-term earnings potential. To achieve these objectives, we use long-term equity incentives both as part of the regular annual compensation program for our executive officers and to address special situations as they may arise from time to time and on a case by case basis. The Company’s equity award practices have been designed to reflect a balance between:

•	Stockholders’ dilution concerns;

•	The Company’s need to remain competitive in recruiting; and

•	The Company’s need to motivate and retain executive talent.

The Committee believes restricted stock unit (RSU) awards provide an incentive for our NEO’s to focus on driving increased stockholder value over their vesting period, use fewer shares than stock options, provide reward for growth in our stock price and long-term value creation, and an incentive to remain employed with the Company. The Company’s RSU awards can take the form of performance-based and service-based awards.

The following table summarizes long-term performance-based and service-based equity awards granted to the NEOs in December 2009 for fiscal year 2010 as part of the Compensation Committee’s annual focal review process. The Committee allocated to the NEO’s approximately 75% of equity award value in performance-based RSUs and 25% of equity award value in service-based RSUs.

Award Type	Grant Date	Vesting Detail/Date
REGULAR ANNUAL AWARDS
Performance Based RSU’s	December 2009	2-year performance period ending October 2011; 50% vests in 2011 and 50% vests in 2012
Service Based RSU’s	December 2009	Vests over 3 years with 1/3 vesting annually

Performance-based RSUs are designed to link executive compensation with increased stockholder value. The actual number of shares of our common stock issuable under the performance award is variable based on over- or under-performance of Brocade’s stock compared to the Nasdaq-100 Index during the performance period.

Service-based RSUs require executives to remain continuously employed by the Company through the applicable vesting dates. The value of service-based RSU awards is tied to the price of the Company’s common stock and thus aligned with stockholder interests.

The following table shows the target equity awards granted to the NEOs in December 2009 for FY10 and reflects approximately 75% of target equity award value in performance-based RSU’s and approximately 25% of target equity award value in service-based RSU’s. The actual number of shares of common stock issuable under the performance-based awards is variable based on over- or under-performance of Brocade’s stock price compared to the Nasdaq-100 index over the performance period.

Named Executive Officer	Performance-Based Awards		Service-Based Awards		Total Value
	RSUs Granted*	Grant Date Fair Value	RSUs Granted	Grant Date Fair Value
Michael Klayko	210,000	$2,444,610	113,000	$837,330	$3,281,940
Richard Deranleau	67,000	$779,947	36,000	$266,760	$1,046,707
Tejinder Grewal	67,000	$779,947	36,000	$266,760	$1,046,707
Tyler Wall	52,300	$608,824	28,100	$208,221	$817,045
Ian Whiting	100,500	$1,169,921	54,000	$400,140	$1,570,061

*	The number of shares listed above reflects the target number of shares and is adjusted pursuant to the terms of the award based on over- or under-performance.

Our actual annual average “burn rate” (that is, the number of shares granted subject to long-term equity incentives divided by the total number of shares of the Company’s common stock outstanding), excluding acquisitions, was approximately 3.5% during the period from fiscal 2007 through fiscal 2010, which is within the permitted guidelines of the major proxy advisory firms.

Benefits and Perquisites

Our NEOs are provided with an Executive health and welfare benefit program offered by the Stanford LifeLong Health Program. In addition, our NEOs have the opportunity to participate in a Section 401(k) profit-sharing plan. We also offer our employees, including our NEOs, the opportunity to purchase shares of the Company’s common stock at a discount under the Company’s employee stock purchase plan. The Company has access to a fractional interest in an aircraft for certain business travel purposes. Under certain circumstances, and with prior approval, the Company permits certain executive officers, including the Named Executive Officers, to use the aircraft for personal use subject to reimbursement for equivalent first class airfare for such use. Historically this has been used infrequently.

Except as disclosed in the Summary Compensation Table on page 42 of this proxy statement, we do not provide any additional perquisites or other personal benefits to our NEOs.

Post-Employment Compensation Arrangements

We believe that concerns about potential job loss and/or the possibility or occurrence of a change-in-control of the Company can create uncertainty for our executive officers that may unduly affect their performance. In fiscal 2007, after careful review of market practices and input from Compensia, the Committee amended the employment agreements of our executive officers, including our NEOs, to harmonize the severance and change-in-control protection for our executives and to ensure that this protection was consistent with peer company and market practices.

For information on the specific terms and conditions of the employment agreements of our NEOs, see the discussion of “Employment, Change of Control and Severance Arrangements” beginning on page 48 of this proxy statement. In addition, for information on the severance and change-in-control arrangements for our NEOs, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of fiscal 2010, see “2010 Potential Payments Upon Termination or Change in Control” beginning on page 49 of this proxy statement.

Reasonableness of Compensation

The Committee believes that the Company is operating in accordance with its compensation philosophy and is achieving its compensation objectives. The Committee also believes that the target pay positioning and pay mix for our NEOs are reasonable and appropriate. Specifically, the Committee believes that our NEOs are appropriately rewarded for the creation of stockholder value, the achievement of operational success, and their individual contributions.

Other Compensation Policies

Equity Grant Practices

Our equity grant practices are set forth in our “Equity Awards Granting Policy.” In accordance with this policy, the annual equity awards granted to our NEOs are typically made, and grant prices set, on the second Thursday of December. Grant dates for new hire awards are set on the fourth Thursday of each month (other than in December, in which case it is the second Thursday of the month). In the case of annual, promotional awards and new hire awards, grant dates are set irrespective of blackout periods. The exercise price of stock option grants is approved based on the closing market price of the Company’s common stock on the date of grant. Awards are determined by the Committee, or its designated subcommittee, in accordance with both the Committee’s charter and the Company’s “Equity Awards Granting Policy.”

Equity awards (other than acquisition-related awards) are made subject to an annual equity pool approved by the Committee, which in fiscal 2010 was a net pool of approximately 15 million shares or 3.4% of the Company’s outstanding shares.

Rule 10b5-1 Trading Plans

Each of our NEOs and directors may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1. The Company may also enter into a written plan for the automatic trading of securities in accordance with Rule 10b5-1 with respect to its stock repurchase program.

Tax and Accounting Considerations

Income Tax Considerations

In making compensation decisions, the Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our NEOs. Section 162(m) disallows an income tax deduction to any publicly-held corporation for individual remuneration paid to certain executive officers exceeding $1 million in any taxable year, unless the remuneration is “performance-based.”

The Committee has examined our current executive compensation program and understands that some compensation paid to our NEOs during fiscal 2010 may or may not be deductible under Section 162(m). However, based on its examination, the Committee does not believe that the loss of any income tax deductions will be likely to have a material negative financial impact on the Company. The Committee also believes that it is important to retain the flexibility to motivate superior performance through awards or programs that do not meet all of the requirements of Section 162(m). The Committee will continue to monitor the issue of deductibility, and make adjustments to our executive compensation program to maximize the deductibility of our executive compensation to the extent that it believes such result is consistent with the objectives of individual compensation elements and the interests of our stockholders.

Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code imposes significant taxes in the event that an NEO, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of the provision. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A also applies to certain equity awards and severance arrangements which we maintain. Consequently, to assist our NEOs, directors, and employees in avoiding additional tax under Section 409A, we have developed the severance arrangements as described in the Proxy and structured our equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable requirements.

Accounting for Stock-Based Compensation

We follow the applicable accounting rules for our stock-based compensation awards. The applicable accounting rules require companies to calculate the grant date “fair value” of their stock-based awards grants using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. The applicable accounting rules also require companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a recipient is required to render service in exchange for the option or other award.

Compensation and Risk

In December of 2010 and January of 2011, with the assistance of Compensia, we carefully reviewed our compensation policies and practices and determined that they do not encourage our employees to, or reward our employees for, taking inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on the Company. We believe the following characteristics of our compensation programs work to reduce the possibility of our employees, including our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•	We base our compensation policies and practices on a well-defined and appropriate pay philosophy, peer group and market positioning for each employee group.

•

We structure employee compensation packages to reflect a balance between cash and equity-based compensation, and short- and long-term performance focus, based on the nature of each employee groups’ responsibilities and market practices.

•	Performance objectives are set with a reasonable probability of achievement and tied to the annual operating budget and long-term strategic planning objectives approved by our Board of Directors.

•

We attempt to structure our compensation policies and practices so that they are based on consistent performance objectives across the company, including annual targets that are based on company performance.

•	In the case of our executive compensation program:

•	We use multiple performance measures in the annual cash incentive plan.

•	The performance-based equity incentives are subject to annual maximum payouts.

•	The Committee has retained an external executive compensation consultant to advise on market practices and the suitability of its compensation actions and decisions.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Sanjay Vaswani (Chair)

Renato DiPentima

David L. House

L. William Krause

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to (i) the Company’s Chief Executive Officer, (ii) the Company’s Chief Financial Officer and (iii) the Company’s other three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael Klayko, Chief Executive Officer	2010	744,231	3,281,940	—	758,363	20,341	4,804,875
	2009	726,924	3,631,181	2,399,100	2,421,953	9,032	9,188,190
	2008	725,000	821,100	929,150	1,337,549	23,158	3,835,957

Richard Deranleau, VP, Finance and Chief Financial Officer	2010	396,923	1,046,707	—	202,230	6,500	1,652,360
	2009	387,693	2,095,281	608,462	645,854	29,801	3,767,091
	2008	340,000	214,200	292,019	376,358	5,531	1,228,108

Tejinder Grewal, VP, Corporate Development	2010	327,462	1,046,707	—	166,840	6,500	1,547,509
	2009	319,847	2,168,181	678,799	532,830	32,401	3,732,058
	2008	315,000	214,200	225,651	348,685	3,000	1,106,536

Tyler Wall, VP, General Counsel(6)	2010	330,000	817,045	—	166,840	6,500	1,320,385
	2009	317,308	2,134,381	508,222	532,830	29,801	3,522,542

Ian Whiting, Sr VP, WW Sales	2010	400,000	1,570,061	—	256,158	9,732	2,235,951
	2009	384,616	2,095,281	608,462	861,139	41,947	3,991,445
	2008	375,840	321,300	331,840	416,036	33,564	1,478,580

(1)	Actual salary earned during fiscal 2009 reflects a company-wide mandatory unpaid time-off program.

(2)	These amounts reflect the grant date fair value for these awards computed in accordance with FASB ASC Topic 718 and do not reflect the actual amounts earned. Pursuant to applicable SEC rules, awards listed in the above table for fiscal 2009 and 2008 reflect a different method (grant date fair value) than amounts disclosed for the same years in previous proxy statements. For additional information, see Note 14 of our financial statements in the Form 10-K for the year ended October 30, 2010, as filed with the SEC. See also the “2010 Grants of Plan-Based Awards” table for information on stock awards granted in 2010.

(3)	These amounts reflect the grant date fair value for these awards and do not reflect the actual amounts earned. Pursuant to applicable SEC rules, awards listed in the above table for fiscal 2009 and 2008 reflect a different method (grant date fair value) than amounts disclosed for the same years in previous proxy statements. See the “2010 Grants of Plan-Based Awards” table for information on stock option awards granted in fiscal year 2010.

(4)	For fiscal 2010 and 2009, these amounts include payments under the Senior Leadership Plan. The actual payments under that plan are included in the “Actual Payouts Under Non-Equity Incentive Plan” column of the “2009 Grants of Plan-Based Awards” table below. See the “Compensation Discussion and Analysis” section above for more information. For fiscal 2008, these amounts include payments under the Senior Leadership Plan.

(5)

For fiscal 2010, these amounts consist of benefits rendered by participating in the Stanford Health Program and expenses paid by the Company for participating in the Company’s 401(k) plan match program, guest expenses paid by the Company on a business-related trip and limited personal use of the Company’s access to a fractional interest in an aircraft by the Company’s Chief Executive Officer, which amount includes only variable operating costs incurred for the particular flight activity net of reimbursement for equivalent first class airfare. For fiscal 2009, these amounts consist of expenses paid by the Company for participating in the Company’s 401(k) plan match program, guest expenses paid by the Company on a business-related trip, and housing and certain other expenses paid by the Company for a personal trip as a special spot bonus and benefits rendered by participating in the Stanford Health Program. For fiscal 2008, these amounts consist of expenses paid by the Company for participating in the Company’s 401(k) match program, guest expenses paid by the Company on a business-related trip and benefits rendered by participating in the Stanford Health Program.

(6)	No data provided for fiscal 2008 for Mr. Wall pursuant to applicable SEC rules.

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2010. The SLP awards are cash awards and the others are non-cash awards. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the “Outstanding Equity Awards at 2010 Fiscal Year-End” table below.

2010 Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type (1)	Grant Date	Threshold($)	Target ($)	Maximum($)	Actual Payouts Under Non-Equity Incentive Plan ($)	Threshold#	Target#	Maximum#	Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2)
Michael Klayko	SLP		405,000	1,125,000		758,363
	RSU	12/11/09								113,000	837,330
	MSU	12/11/09					210,000		545,000		2,444,610
Richard Deranleau	SLP		97,200	300,000		202,230
	RSU	12/11/09								36,000	266,760
	MSU	12/11/09					67,000		175,000		779,947
Tejinder Grewal	SLP		80,190	247,500		166,840
	RSU	12/11/09								36,000	266,760
	MSU	12/11/09					67,000		175,000		779,947
Tyler Wall	SLP		80,190	247,500		166,840
	RSU	12/11/09								28,100	208,221
	MSU	12/11/09					52,300		135,000		608,824
Ian Whiting	SLP		129,600	400,000		256,158
	RSU	12/11/09								54,000	400,140
	MSU	12/11/09					100,500		260,000		1,169,921

(1)	RSU means a restricted stock unit that vests if the grantee remains employed by the Company at certain times. SLP means Senior Leadership Plan. MSU means a Market Stock Unit. See “Compensation Discussion and Analysis” above for more details.

(2)	These amounts reflect the grant date fair value of such award computed in accordance with FASB ASC Topic 718 and do not reflect the actual amounts earned. For additional information, see Note 14 of our financial statements in the Form 10-K for the year ended October 30, 2010, as filed with the SEC.

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal year 2010.

Outstanding Equity Awards at 2010 Fiscal Year End

	Option Awards(1)						Stock Awards
Name	Award Date	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested (2)(#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Mike Klayko	12/11/09	—	—	—	—	—	113,000	717,550	210,000	1,333,500
	04/29/09	187,500	312,500	—	5.62	04/29/16	200,000	1,270,000	—	—
	12/19/08	294,687	320,313	—	3.38	12/19/15	305,000	1,936,750	—	—
	12/13/07	255,208	94,792	—	7.14	12/13/14			—	—
	11/24/06	146,875	3,125	—	9.27	11/24/13	—	—	—	—
	06/12/06	166,667	—	—	5.64	08/15/13	—	—	—	—
	03/08/05	350,000	—	—	6.00	03/08/12	—	—	—	—
	02/18/05	1,000,000	—	—	6.42	02/18/12	—	—	—	—
	08/20/04	150,000	—	—	4.97	08/20/11	—	—	—	—
	05/21/04	31,754	—	—	5.84	05/21/11	—	—	—	—
	01/27/03	10,417	—	—	4.55	01/27/13	—	—	—	—

Richard Deranleau	12/11/09	—	—	—	—	—	36,000	228,600	67,000	425,450
	04/29/09	37,500	62,500	—	5.62	04/29/16	50,000	317,500
	12/19/08	95,833	104,167	—	3.38	12/19/15	100,000	635,000
	12/13/07	80,208	29,792	—	7.14	12/13/14			—	—
	11/24/06	77,303	1,645	—	9.27	11/24/13			—	—
	11/24/06	139,136		—	9.27	11/24/13			—	—
	06/12/06	2,000		—	5.78	12/10/13			—	—
	06/12/06	6,493		—	5.71	06/12/13			—	—
	12/08/05	24,452		—	4.19	12/08/12			—	—
	09/02/05	22,745		—	4.05	09/02/12			—	—
	02/18/05	20,000		—	6.42	02/18/12			—	—
	06/09/04	1,750		—	5.68	06/09/11			—	—

Tejinder Grewal	12/11/09	—	—	—	—	—	36,000	228,600	67,000	425,450
	04/29/09	56,250	93,750	—	5.62	04/29/16	75,000	476,250	—	—
	12/19/08	76,666	83,334	—	3.38	12/19/15	80,000	508,000	—	—
	12/13/07	61,979	23,021	—	7.14	12/13/14			—	—
	11/24/06	48,958	1,042	—	9.27	11/24/13	—	—	—	—
	06/12/06	160,417		—	4.82	08/12/11	—	—	—	—
	06/12/06	350,000	—	—	5.25	07/08/11	—	—	—	—
	03/08/05	175,000	—	—	6.00	03/08/12	—	—	—	—
	08/12/04	14,583	—	—	4.04	08/12/11	—	—	—	—

Tyler Wall	12/11/09	—	—	—	—	—	28,100	178,435	52,300	332,105
	04/29/09	37,500	62,500	—	5.62	04/29/16	75,000	476,250	—	—
	12/19/08	67,083	72,917	—	3.38	12/19/15	70,000	444,500	—	—
	12/13/07	61,979	23,021	—	7.14	12/13/14	—	—	—	—
	11/24/06	48,958	1,042	—	9.27	11/24/13	—	—	—	—
	09/01/05	200,000	—	—	4.06	09/01/12	—	—	—	—

Ian Whiting	12/11/09	—	—	—	—	—	54,000	342,900	100,500	638,175
	04/29/09	37,500	62,500	—	5.62	04/29/16	50,000	317,500	—	—
	12/19/08	95,833	104,167	—	3.38	12/19/15	100,000	635,000	—	—
	12/13/07	91,145	33,855	—	7.14	12/13/14			—	—
	11/24/06	97,916	2,084	—	9.27	11/24/13	—	—	—	—
	06/12/06	10,125	—	—	5.64	08/15/13	—	—	—	—
	06/12/06	26,000	—	—	4.82	08/12/11	—	—	—	—
	05/23/05	67,750	—	—	3.93	05/23/12	—	—	—	—
	03/08/05	27,941	—	—	6.00	03/08/12	—	—	—	—
	05/21/04	3,237	—	—	5.84	05/21/11	—	—	—	—

(1)

All options vest at the rate of 1/48th per month and vest completely after four years as long as the grantee remains employed by the Company, except as follows: the options granted on 6/12/06 were granted in connection with the Section 409A option exchange and vest based on the schedule of the original underlying grant which originally was at the rate of 1/48th per month; the option granted on 2/18/05 vests one half after two years and the rest at the rate of 1/24th per month over the remaining two years; the options granted on 8/20/04 vest at the rate of 1/36th per month and vest completely after 3 years; the options granted on 1/27/03 vest one quarter after one year and the rest at the rate of 1/36th per month over the remaining 3 years.

(2)

The RSUs granted 12/19/08 and 12/11/09 vest two years from 11/1/08 and 11/1/09, respectively, as long as the grantee remains employed by the Company. The RSUs granted 4/29/09 vest 50% on the 2nd anniversary of the grant date and the remaining 50% on the 3rd anniversary of the grant date as long as the grantee remains employed by the Company.

(3)	Calculations based on the closing price of the Company’s common stock of $6.35 per share at the Company’s 2010 fiscal year end.

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2010.

Option Exercises and Stock Vested in Fiscal Year 2010

	Option Awards (1)		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Michael Klayko	—	—	845,020	6,094,423
Richard Deranleau	—	—	312,213	2,183,994
Tejinder Grewal	—	—	308,623	2,158,505
Tyler Wall	—	—	308,623	2,158,505
Ian Whiting	—	—	332,823	2,352,825

(1)	No options were granted to or exercised by the named executive officers during fiscal year 2010.

(2)	The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the stock awards on the date of vesting.

Employment, Change of Control and Severance Arrangements

On May 11, 2007, the Compensation Committee approved Amended and Restated Change of Control Retention Agreements for our Named Executive Officers (each a “Retention Agreement,” and collectively, the “Retention Agreements”). Each Retention Agreement has a five-year term, subject to mutual renewal and certain automatic extensions if Brocade enters into a definitive agreement regarding a change of control (as defined in the Retention Agreements). Pursuant to the terms of the Retention Agreements, if the employment of a Named Executive Officer is terminated by Brocade without “cause” (as defined in the Retention Agreements) and such termination does not occur in connection with a change of control (as defined in the Retention Agreements), then, subject to the Named Executive Officer signing a release of claims in favor of Brocade and agreeing not to disparage Brocade for a period of 12 months following termination, the Named Executive Officer shall be entitled to receive (1) a lump sum payment equal to six months’ base salary and 50% of the Named Executive Officer’s target cash bonus under the Senior Leadership Plan for the fiscal year in which the termination occurs (12 months’ base salary and 100% of target cash bonus for Mr. Klayko), and (2) Brocade-paid COBRA benefits for six months (12 months for Mr. Klayko). In the event the Named Executive Officer’s employment is terminated by Brocade without cause or by such executive for “good reason” (as defined in the Retention Agreements) within 30 days prior to, or 12 months after, a “change of control” (as defined in the Retention Agreements), then the Named Executive Officer instead will be eligible to receive, subject to signing a release of claims in favor of Brocade and agreeing not to disparage Brocade for a period of 12 months following termination, (1) a lump sum payment equal to 12 months’ base salary and 100% of the Named Executive Officer’s target cash bonus under the Senior Leadership Plan for the fiscal year in which termination occurs (24 months’ base salary and 200% of target cash bonus for Mr. Klayko), (2) Brocade-paid COBRA benefits for 12 months (18 months for Mr. Klayko), and (3) full accelerated vesting with respect to the Named Executive Officer’s then outstanding, unvested equity awards. In the event severance payments and benefits trigger excise taxation under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, severance shall be either (1) paid in full, or (2) reduced so the Named Executive Officer is not subject to excise taxation, whichever results in the Named Executive Officer’s receipt of the greatest after-tax severance amount. In December 2008, Brocade and each of the Named Executive Officers entered into certain amendments to the Retention Agreements to ensure documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and official guidance promulgated thereunder (together, “Section 409A”) in order to avoid the imposition of any unintended, additional tax under Section 409A. In addition, the Retention Agreements do not include any tax gross-up provisions, whether in connection with Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended, or otherwise.

The 1999 Stock Plan provides that, in the event of a “merger” or “asset sale” (as defined in that plan), and the 2009 Stock Plan provides that, in the event of a “change in control” (as defined in that plan), outstanding equity awards immediately vest in full, unless outstanding awards are assumed by the acquirer or new awards are provided in substitution for existing awards.

The following table quantifies the estimated payments and benefits that would be provided to each named executive officer upon termination in the regular course of business or termination in connection with a change-of-control of the Company as of the last day of our fiscal year 2010.

2010 Potential Payments upon Termination or Change in Control

		Termination Without Cause Not in Connection with a Change of Control	Change of Control (apart from termination)	Involuntary Termination in Connection with a Change of Control(1)
Michael Klayko	Salary	$750,000	$0	$1,500,000
	Bonus	$1,125,000	$0	$2,250,000
	COBRA	$15,401	$0	$23,102
	Equity Acceleration(2)	$0	$0	$5,444,782
	280G Excise Tax Reduction	—	—	—
	Total	$1,890,401	$0	9,225,584

Richard Deranleau	Salary	$200,000	$0	$400,000
	Bonus	$150,000	$0	$300,000
	COBRA	$4,702	$0	$9,405
	Equity Acceleration(2)	$0	$0	$1,644,903
	280G Excise Tax Reduction	—	—	—
	Total	$354,702	$0	$2,354,308

Tejinder Grewal	Salary	$165,000	$0	$330,000
	Bonus	$123,750	$0	$247,500
	COBRA	$7,962	$0	$15,924
	Equity Acceleration(2)	$0	$0	$1,637,591
	280G Excise Tax Reduction	—	—	—
	Total	$296,712	$0	$2,231,015

Tyler Wall	Salary	$165,000	$0	$330,000
	Bonus	$123,750	$0	$247,500
	COBRA	$8,982	$0	$17,964
	Equity Acceleration(2)	$0	$0	$1,446,305
	280G Excise Tax Reduction	—	—	—
	Total	$297,732	$0	$2,041,770

Ian Whiting	Salary	$200,000	$0	$400,000
	Bonus	$200,000	$0	$400,000
	COBRA	$8,007	$0	$16,013
	Equity Acceleration(2)	$0	$0	$1,813,609
	280G Excise Tax Reduction	—	—	—
	Total	$408,007	$0	$2,629,622

(1)	Based on calculated severance amounts, no executive would be subject to excise taxes under Sections 280G and 4999 of the Internal Revenue Code. 280G value of severance and benefit payments for each Named Executive Officer was calculated assuming (1) an October 31, 2010 change of control and termination of employment, (2) 0.49% and 2.07% short- and mid-term present value factors, (3) a 2.63% risk free rate, (4) 51.30% stock option volatility (which is the average volatility for options granted by Brocade in 2010), (5) three-month remaining life on stock options, and (6) no Named Executive Officer received a payment that is contingent on a change of control.

(2)	Reflects Brocade’s closing stock price of $6.35 on October 31, 2010, or, since that date was a Sunday, on the most recent prior day in which the national stock exchanges including the NASDAQ Global Select Market were open for trading, minus the exercise price for stock options and $6.35 minus the purchase price for restricted shares and restricted stock units, multiplied by the number of shares covered by each accelerating award. In the event of a change of control where the acquirer refuses to assume or substitute for outstanding equity awards, vesting of such awards accelerates in full. In such an event, and assuming an October 31, 2010 change of control and a $6.35/share transaction price, the value of each named executive officer’s equity acceleration equals the equity acceleration value set forth in the column labeled Involuntary Termination in Connection with a Change of Control.

Equity Compensation Plan Information

The following table summarizes information with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans as of October 30, 2010 (in thousands, except per share amounts):

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excludes Securities Reflected in Column A)
Equity compensation plans approved by stockholders(1)	66,533	(2)	$4.64	48,377	(3)
Equity compensation plans not approved by stockholders(4)(5)	5,956		$6.63	—
Total	72,489		$4.80	48,377

(1)	Primarily consists of the 2009 ESPP, the 2009 and 1999 Director Plans, and the 2009 and 1999 Stock Plans.

(2)	Amount excludes purchase rights accrued under the 2009 ESPP. As of October 30, 2010, the 2009 ESPP had a stockholder-approved reserve of 35.0 million shares, of which 27.2 million shares were available for future issuance.

(3)	Amount consists of shares available for future issuance under the 2009 ESPP, the 2009 Director Plan and the 2009 Stock Plan.

(4)	Consist solely of the 1999 NSO Plan described in Note 12 to the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 30, 2010 and Foundry’s 2000 NSO Plan, which was assumed in connection with our acquisition of Foundry.

(5)	Substantially all shares were granted prior to the fiscal year ended October 25, 2003. Information relating to equity compensation plans is set forth in Note 12 to the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 30, 2010.

For a description of the material features of the compensation plans under which equity securities of the Company are authorized for issuance which were adopted without approval by stockholders, see Note 14 to the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 30, 2010 which descriptions are incorporated herein by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the compensation agreements and other arrangements that are described under “Employment, Change of Control and Severance Arrangements” and indemnification agreements with each of its directors and certain executive officers which require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company, there was not during fiscal year 2010 nor is there currently proposed, any transaction or series of similar transactions to which Brocade was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Audit Committee is responsible for reviewing and approving in advance any proposed related person transactions. The Audit Committee reviews any such proposed related person transactions on a quarterly basis, or more frequently as appropriate. In cases in which a transaction has been identified as a potential related person transaction, management must present information regarding the proposed transaction to the Audit Committee for consideration and approval or ratification. During fiscal 2010, the Audit Committee was also responsible for reviewing the Company’s policies with respect to related person transactions and overseeing compliance with such practices. During fiscal 2010, Matthew Roberts, the son-in-law of the Company’s Chief Executive Officer, Michael Klayko, was hired as a business development specialist at the Company, an on-going, full-time, position. Mr. Roberts is not an “executive officer” of the Company and does not directly report to Mr. Klayko. Mr. Roberts is currently compensated at a level that the Company believes is comparable to other employees in similar positions of responsibility. During fiscal 2010, Keri Sponseller, the daughter of the Company’s Chief Executive Officer, Michael Klayko, was employed as a marketing communications specialist at the Company, an on-going, full-time, position. Ms. Sponseller is not an “executive officer” of the Company and does not directly report to Mr. Klayko. Ms. Sponseller is currently compensated at a level that the Company believes is comparable to other employees in similar positions of responsibility. The Audit Committee has reviewed both transactions and recommended them for inclusion here.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended October 30, 2010 with our management. In addition, the Audit Committee has discussed with KPMG LLP, our independent accountants, the matters required to be discussed by standards promulgated by the AICPA and Public Company Accounting Oversight Board (PCAOB), including Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP the independence of KPMG LLP.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent accountants and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 30, 2010.

Respectfully submitted by:

Glenn C. Jones (Chair) Judy Bruner Alan L. Earhart John W. Gerdelman

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

Please see the discussion of “householding” on page  5 above.

INCORPORATION BY REFERENCE

The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Brocade specifically incorporates it by reference into such filing.

For the Board of Directors

Tyler Wall Vice President, General Counsel and Corporate Secretary

February 23, 2011

MAP AND DIRECTIONS TO BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, CA 95134

From San Francisco — Traveling South on Interstate 280

•	South on Interstate 280 and take the Highway 85 N exit toward Mountain View.

•	Take the 237 E exit towards Alviso/Milpitas.

•	Take the North First Street exit, and turn left onto North First Street.

•	Turn left at Holger Way.

•	Turn left into the Brocade parking garage at 130 Holger Way.

From San Francisco — Traveling South on Highway 101

•	South on Highway 101 and take the Highway 237 E exit toward Alviso/Milpitas.

•	Take the North First Street exit, and turn left onto North First Street.

•	Turn left at Holger Way.

•	Turn left into the Brocade parking garage at 130 Holger Way.

From San Jose — Traveling North on Highway 101

•	North on Highway 101 and take Interstate 880 N toward Oakland.

•	Take the Montague Expressway W exit and merge onto Montague Expressway.

•	Turn right at North First Street.

•	Turn right at Holger Way.

•	Turn left into the Brocade parking garage at 130 Holger Way.

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:  ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the Nominees Listed in Proposal 1, a Vote FOR

Proposals 2 and 4 and a Vote of TWO years for Proposal 3.

1.	Election of directors:

		FOR	AGAINST	ABSTAIN

	01 John Gerdelman	☐	☐	☐

	02 Glenn Jones	☐	☐	☐

	03 Michael Klayko	☐	☐	☐

2.	Approval of the non-binding advisory resolution regarding executive compensation	☐	For	☐	Against	☐	Abstain
The Board of Directors recommends a vote for TWO years:
3.	Approval of the non-binding advisory resolution regarding the frequency of the non-binding vote on executive compensation	☐ 3 Years ☐ 2 Years ☐ 1 Year				☐	Abstain

4.	Ratification of the appointment of KPMG LLP as the independent registered public accountants of Brocade Communications Systems, Inc. for the fiscal year ending October 29, 2011	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

BROCADE COMMUNICATIONS SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 12, 2011

3:00 p.m. Pacific Time

Brocade’s Corporate Headquarters

130 Holger Way

San Jose, California 95134

Brocade Communications Systems, Inc. 130 Holger Way San Jose, California 95134	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 12, 2011.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the Nominees listed in Proposal 1, “FOR” Proposals 2 and 4, and “TWO YEARS” for Proposal 3.

By signing the proxy, you revoke all prior proxies and appoint Michael Klayko, Richard Deranleau, and Tyler Wall, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/brcd	1-800-560-1965

Use the Internet to vote your proxy until 11:59 p.m. (Eastern Time) on April 11, 2011.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Eastern Time) on April 11, 2011.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.